Consent of Independent Public Accountants



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 20, 1996, relating to the financial statements and financial highlights of Oppenheimer Quest Global Value Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/Price Waterhouse LLP
Price Waterhouse LLP

Denver, Colorado
March 19, 1997